Exhibit 99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, with respect to RevenueShares Large Cap Fund, RevenueShares Mid Cap Fund, RevenueShares Small Cap Fund, RevenueShares Financials Sector Fund, RevenueShares ADR Fund and RevenueShares Navellier Overall A-100 Fund and “Counsel and Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 6 to File No. 333-139501 and Amendment No. 8 to File No. 811-21993) of RevenueShares ETF Trust of our report dated August 25, 2009 included in the 2009 Annual Report to shareholders.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 26, 2009